Exhibit 99.1

Dave Inc.

Second Quarter 2022 Earnings Conference Call

August 11, 2022

CORPORATE PARTICIPANTS

•	Jason Wilk, Chief Executive Officer, President and Chairman of the Board

•	Kyle Beilman, Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

•	Sagiv Hartmayer, Jefferies

PRESENTATION

Operator

Greetings, and welcome to Dave’s Second Quarter 2022 Earnings Call.

As a reminder, this conference is being recorded.

This afternoon, Dave issued a press release announcing results for the second quarter ended June 30, 2022, which can be found at investors.dave.com.

We would like to remind you that during this conference call Management will be making forward-looking statements, including statements regarding expectations related to financial guidance, outlook for the sector and Company, and the expected investment in growth initiatives. Please note these forward-looking statements are based on current expectations and assumptions which are subject to risks and uncertainties. These statements reflect the Company’s views only as of today and should not be relied upon as representative of views as of any subsequent date, and Dave undertakes no obligation to revise or publicly release the result of any revision to these forward-looking statements in light of new information or future events. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. For a further discussion of the material risks and other important factors that could affect our financial results, please refer to the Company’s filings with the SEC, including its Form 10-K filed with the SEC on March 25, 2022, and subsequently filed quarterly reports on Form 10-Q.

In addition, during today’s call, the Company will discuss non-GAAP financial measures, which they believe are useful as supplement measures of Dave’s performance. These non-GAAP measures should be considered in addition to, and not as a substitute for or in isolation from, GAAP results. You will find additional disclosure regarding the non-GAAP financial measures discussed on today’s call in Dave’s press release issued this afternoon and its filings with the SEC, each of which is posted on Dave’s website.

The webcast of this call will also be available on the Investor Relations section of the Company’s website.

It is now my pleasure to introduce you to your host, Mr. Jason Wilk, CEO and Chairman of the Board. Thank you. Mr. Wilk, you may begin.

Jason Wilk

Thank you, Operator. Good afternoon, and thank you for joining us for our second quarter earnings call.

For today’s call, I would like to begin by providing some highlights on the quarter and then will recap progress on our growth strategy. After that I will turn it to our CFO, Kyle Beilman, who will discuss our second quarter results in more detail, as well as our outlook.

Now, on to some highlights from Q2.

As anticipated, we saw strong demand for our products and services, leading to another record quarter. Dave is designed as the perfect banking solution for everyday Americans looking for extra financial help as they navigate the current inflationary and post-stimulus environment.

During the quarter, we reported non-GAAP total operating revenue of $47 million, representing an increase of 22.4% year-over-year, driven primarily by growth in our ExtraCash actives, origination volume growth and higher average revenue per monthly transacting members. During the quarter, we added more than 560,000 net new members and ended the quarter with approximately 7 million total members.

In terms of engagement, we saw a record 1.54 million average monthly transacting members in the quarter, up 6% sequentially, and achieved a new all-time high of 1.61 million monthly transacting members in June. Our transacting members completed an average of 4.5 transactions per month in Q2, also a record.

With respect to variable margins, we came in at 39.4%. Our focus on resource allocation in the first half of the year has been oriented around top-of-funnel efficiency and unification of our banking and ExtraCash business lines. We expect our long-term margin as substantially higher than this, and Kyle will be sharing details and overview of our initiatives to drive additional margin in Q3 and Q4 later in the call.

Adjusted EBITDA for Q2 was a loss of $28.5 million, in line with our plan to pursue growth investments following the close of the de-SPAC transaction earlier this year. We expect this quarter will be our peak EBITDA loss, as we begin to see the return on our efficient marketing spend, generate operating leverage and our margin-enhancing initiatives start to bear fruit.

Now, to dive a little deeper into the quarter and our progress against our growth strategy.

First, we continue to utilize our data-driven advantage on underwriting to profitably grow our ExtraCash originations and average revenue per member. Dave’s ExtraCash go-to-market strategy is a capital-efficient model to acquire banking customers that we can ultimately grow into long-term financial relationships. Promoting the ability to get extra money into our members’ pockets within minutes of opening a bank account is a highly differentiated experience to incumbents, which enables highly performative advertising and brand loyalty very early on in a member’s lifecycle. Our new ExtraCash value props around our $500 ExtraCash limits, cash back with gas and instant spending capability with Dave Banking strengthens our position as the industry leader in overdraft, all while improving member lifetime value.

Total ExtraCash origination volume, quarterly average ExtraCash actives and average revenue per origination each reached all-time highs in Q2. This business is really starting to hit its stride. We’ve also increased our average size origination in Q2 by 58% year-over-year. This is important, because we tend to see conversion, retention and member lifetime value increase as we bring people up the limit curve.

Importantly, in order to support this growth, we need to effectively manage our loss rate, which we’re executing on. Our 28-day delinquency rate showed a 75-basis-point improvement versus prior year at 3.71%, as compared to 4.46% in the same period in 2021. This further reinforces our belief that, particularly in a tough macro-environment for our consumers, ExtraCash is an essential service for our members that they want to stay in good standing with.

Despite the ramp in origination volume, we continue to demonstrate that we can grow ExtraCash with a very small balance sheet. We were able to generate $561.5 million in new originations with our ExtraCash receivables portfolio totaling just $76.1 million as of quarter end.

As an overdraft product, ExtraCash has a significantly differentiated risk profile given the short-term payback duration, which makes it less susceptible to funding requirements and interest rate fluctuations, compared to consumer lending peers. We bring this up because we feel this is perhaps not well understood or appreciated by shareholders or prospective investors.

In H2, in an effort to drive more lifetime value and improve margins, we’ll be optimizing the product experience and making a significant internal push to improve underwriting and our pricing model, reduce processing costs and enhance settlement capabilities, all of which are already showing promising signs in Q3.

The second piece of our growth strategy is to grow our population of monthly transacting members, driven by both new user acquisition and increased engagement of our large existing base. In combination with our new value props, channel expansion and new creatives, we were impressively able to increase marketing spend 70% versus Q1 and saw our new member CAC increase by just 3%, which gives us confidence we can spend at scale efficiently. We are also seeing gains through better targeting and channel diversity to acquire more profitable customers. Revenue per new transacting member, measured on a 30-day basis, increased by approximately 9.6% quarter-over-quarter and 19.6% year-over-year.

There are several tailwinds here that we expect to support efficient new member growth moving forward, including the continued roll-out of our ExtraCash $500 product, ongoing efficiency gains from our investments in marketing, process and technology, and macro-economic factors which have created five-year highs in demand for ExtraCash advances, and from lower advertising costs as a result of the pullback in marketing investment by our competition.

The final piece of our growth strategy is to accelerate banking adoption and spend frequency, ultimately building towards winning primary account status with our members. At the end of the second quarter, we successfully completed the unification of our banking and ExtraCash business for all new members. Now, all new customers who join Dave are enrolled in banking, removing the friction of up-selling it as a separate product. We can now use ExtraCash originations as a strategic way to get members to start spending with our card, a leading indicator towards winning direct deposit and higher LTV.

Despite this new experience requiring the full KYC and spend account opening for all new members, our new transacting member conversion rates have increased, and early cohort retention and monetization stats are trending favorably compared to the legacy model. We’re really excited about the opportunity that we have to drive cross-attachment from ExtraCash to card adoption, which we’re going to really lean into over the next several quarters as a way to unlock additional ARPU and LTV.

In summary, we continue to see strong signs of customer demand for the business, evidenced by the minimal increase in our customer acquisition costs as we significantly ramped marketing spend. That said, there are themes we would like to address.

First, as nearly all growth companies have experienced recently, the cost of capital has grown substantially as a result of the macro-environment and we want to ensure that we’re not reliant on additional equity capital moving forward.

Second, our product margin continues to have substantial upside. With increased focus on margins, we can create more operating leverage in the near term and generate stronger returns on future marketing investments. Given this opportunity, coupled with the success of our marketing strategy to date, we feel it’s prudent to direct more attention and resources towards margin expansion and LTV-focused initiatives, reducing some of our top-of-funnel investments. Despite this shift, however, we expect healthy growth in the quarters and years to come, albeit with less cash burn and a de-risked path towards profitability.

As of the end of the second quarter, we had approximately $257 million of liquidity, not including the capacity on our credit facility to grow our ExtraCash portfolio. As stewards of shareholder capital, we intend to ensure these dollars are spent on highly profitable growth and maintain a substantial cash balance on our road to profitability. As we have shared previously, we expect to achieve this milestone in 2024, without the need for additional equity offering.

I would now like to turn the call over to Kyle to review our results for Q2 and review our guidance for 2022. I’ll pass it to you, Kyle.

Kyle Beilman

Thank you, Jason.

In terms of top line performance, total non-GAAP operating revenue was $47 million in Q2, representing 22.4% year-over-year growth, compared to the same period last year.

On a GAAP basis, service-based revenue was $43 million, an increase of 25%, compared to the same period last year. The growth was primarily driven by an increase in ExtraCash actives, higher origination volume and higher average revenue per origination.

GAAP transaction-based revenue was $2.8 million in the quarter and remained relatively flat compared to the same period last year.

As we’ve talked about at length, our focus over the past 12 months has been building a new product and regulatory framework around ExtraCash, putting it into a bank-sponsored overdraft structure. We think that this is a critical step towards creating the product synergies in our portfolio and is foundational to the member journey that we’re trying to create. In anticipation of this launch, driving new users to banking was deprioritized in H1. Now that it’s here, we’re excited to promote the debit card and ExtraCash experience to drive growth in transaction revenue moving forward.

For the second quarter, non-GAAP variable profit was $18.5 million, representing a 39.4% margin, relative to our non-GAAP total operating revenue. From a margin perspective, this represents a decline of about 117 basis points, relative to the first quarter of this year. The decline is primarily a function of increased fraud-related expenses and payment processing expenses, offset by a decrease in our reserve as a percentage of non-GAAP variable revenue.

As a reminder, non-GAAP variable margins is a metric used internally as an indicator of the margin profile of our unit economics. To recap, the key drivers of this metric are ExtraCash repayment performance, as well as other direct cost drivers associated with our broader product portfolio, the most substantive of which include payment processing costs, fees paid to our banking stack partners and fraud expenses on our spend product.

As Jason mentioned earlier, we have a clear path forward to driving substantial margin gains throughout the second half of the year.

•	First is improving portfolio unit economics through a new pricing model, improved underwriting for specific customers and a new settlement program.

•	Second is to improve our fraud rates with increased internal investment and focus on this opportunity.

•	Third, we’re in active conversations with our banking product partners to renegotiate pricing and minimize services without impacting the business.

•	Lastly, improving our processing costs by optimizing how we utilize the payment networks to move money.

Many of the initiatives underlying these areas are already underway and yielding positive results, which we expect to realize by Q4, with additional opportunities thereafter.

We continue to be laser-focused on portfolio performance and have had consistent and strong results, with an average 28-day delinquency rate of 3.71% in Q2, a 75-basis-point decrease versus Q2 2021’s average.

In terms of portfolio economics, as I mentioned on the last call, we see tighter growth spreads as we’ve increased our average size per origination, which negatively impacts variable margin at a fixed charge-off rate. This was an expected trend, but something we’re working to improve upon with a new pricing model that we’re in the process of rolling out to all new members. Net net, we’re pulling levers here that we’re confident will drive margin expansion in the portfolio on an ongoing basis.

Moving to operating expenses, the provision for unrecoverable advances totaled $13.9 million for Q2 2022, compared to $7.4 million in Q2 of 2021. This increase was primarily attributable to an increase in advanced volume from $323 million in Q2 of 2021 to $561 million during the second quarter this year. As previously mentioned, the significant fluctuation here was driven by volume growth, as credit performance remained consistent and in line with expectations.

Processing and servicing fees totaled $7.6 million during the second quarter, compared to $5.5 million for Q2 of 2021. Again, this increase was primarily attributable to the increases in ExtraCash volume, which is healthy. As I touched on above, we have several initiatives underway to drive further efficiencies here.

Our marketing and acquisition spend totaled $20.8 million in the second quarter, compared to $11.9 million in Q2 of 2021, as we began to ramp our investments behind the ExtraCash $500 marketing campaign. On a sequential basis, we increased marketing spend by approximately 70%, with just a 3% increase in new member CAC. We continue to believe we have among the lowest CAC models in the industry and that it is supported by profitable unit economics and efficient payback periods.

In terms of compensation, we spent $39.1 million in Q2 of 2022, compared to $9.9 million in Q2 of 2021, as we invested in headcount to support our ongoing growth initiatives. The primary driver behind the increase on a quarter-over-quarter basis was a $21.4 million stock compensation charge attributable to grants made in the quarter. This lumpiness was driven by a large backlog of grants that were on hold pending the close of the de-SPAC transaction and the subsequent filing of our S-8. Going forward, we expect our stock compensation expense to normalize.

With respect to headcount, the bulk of our team is in place and we’re confident that we can execute on our roadmap without significant increases to the team. We feel we can generate significant growth with the resources that we have, generating meaningful operating leverage on the P&L moving forward.

Adjusted EBITDA was negative $28.5 million for the quarter, as we continue to make investments in growth and product development, though, as Jason mentioned, we expect that Q2 will be our peak loss period on an Adjusted EBITDA basis on our path towards breakeven. Looking ahead to Q4, our Adjusted EBITDA burn rate should be significantly lower as marketing spend moderates, we achieve greater operating leverage and realize the benefits of our LTV and margin-driving initiatives.

GAAP net loss for the quarter was $27.1 million.

For the six months ended June 30, we had approximately 370.2 million fully diluted shares outstanding.

Now, turning to the balance sheet, as of June 30, we had $257.3 million of cash and cash equivalents, restricted cash, marketable securities and short-term investments. Additionally, we currently have a significant amount of undrawn capacity under our warehouse credit facility and ample runway to scale that facility as we continue to grow our ExtraCash business. Therefore, we believe we are well capitalized to deliver solid growth, execute on our strategy and achieve profitability without the need to raise additional equity capital.

I always like to point out the efficiency of our balance sheet, with total net receivables of just $76.1 million supporting the over $561 million in total origination volume in the quarter. Our capital turns over very quickly and we don’t need significant funding to grow our originations, so we feel we are relatively insulated from rising interest rates and potential funding constraints moving forward.

Before turning to guidance, I wanted to take a moment to address our 8-K filing today regarding the restatement of our audited financial statements for 2021 and 2020, and unaudited financial statements for Q2 ’22 and Q1 ’21.

We will be adjusting the classification of the principal portion of member advance receivables on our statement of cash flow, moving the line item from cash flows from operations to cash flow from investing activities. The cumulative cash flow is unchanged from any period. The change also has no impact on our other audited and unaudited financial statements.

Separately, we are restating our unaudited financial statements for Q1 2022, to reclassify the VPC founder earn-out shares as a liability instead of equity. This had an impact on our balance sheet for the quarter ended March 31, 2022, and also resulted in a non-cash gain during the period related to changes in the fair value of these earn-out liabilities within our consolidated statements of operations for the three months ended March 31, 2022.

Now, turning to our outlook, as Jason mentioned, we’re shifting some of our investment and focus from top-of-funnel member growth to customer lifetime value growth. With that, we’re planning to spend approximately $65 million in marketing this year, at the low end of the range of the $65 million to $80 million that we provided during the Q1 call. We’ve learned through our ExtraCash $500 marketing campaign that we can scale marketing spend and deploy capital efficiently, so we feel a moderated pace is prudent at this point given the success of our summer marketing push and our current cost of capital, given the broader market backdrop.

As Jason alluded to, our increased focus on margin and LTV is not a change in strategy and really reflects a change in pace and sequencing. This plan will allow us to deliver solid growth, while de-risking the business on our path towards profitability. Accordingly, we’re updating our revenue guidance, which reflects performance in the first half of the year, combined with our expectations for the second half of the year, taking into account our proportionately lower level of marketing spend. We now expect total non-GAAP operating revenues to be between $200 million and $215 million for the year, narrowing the range from $200 million to $230 million that we gave on our Q1 call.

In terms of margins, we now expect our non-GAAP variable margin to be in the range of 40% to 44%, compared to our original range of 44% to 48%. While we’ve seen year-over-year improvements in ExtraCash credit performance, this change is due to higher than expected costs related to fraud in our banking product stack in the first half of the year. However, as I referenced earlier, we expect our margin-driving initiatives to yield results quickly and that Q4 results should be within the range of our original guidance, with additional upside in 2023.

Overall, we’re really excited about the trajectory of the business, the macro tailwinds and our product roadmap, which are positioning us well for sustainable long-term growth and a strong financial model.

With that, I’ll pass it over to the Operator for Q&A. Thank you.

Operator

We will now begin the question-and-answer session. At this time, we will pause momentarily to assemble our roster.

Our first question comes from Sagiv Hartmayer with Jefferies. Please go ahead.

Sagiv Hartmayer

Hey, guys. Thank you very much for all the detail and for taking my questions. First off, thinking big picture here, what are you seeing in terms of the competitive dynamics of the industry? We’re hearing from traditional operators in the space it’s been tightening just to protect the balance sheet, and so forth. So, how do you define that or describe it, and does that give Dave certain opportunities, as well, that we should be thinking about? Thanks.

Jason Wilk

Yes, we have heard about tightening for some institutional investors and some large sort of peer-based consumer lenders, but we have not seen that given the capital efficiency of our model, given the returns of our portfolio and the short-term duration and small capital outlays of the needs for our customer, we have just not seen anything there given the small balance sheet we need to service such a large population of customers.

Kyle Beilman

Yes, and just to add to that, we think we’re in a really favorable macro-environment. We see significant demand for the product as just consumer balance sheets have come under a bit of stress, given just the high-cost nature of things like gas and groceries, and we’re seeing things like keyword searches for advance, as well as Dave’s search prevalence be at near five-year highs. So, just really strong sort of macro tailwinds for us, that have just allowed us to continue to grow in this environment.

Sagiv Harmayer

Okay, that’s very helpful, thank you. As a follow-up question, you mentioned, I believe, a profitability target for 2024. What are the key drivers for margin expansion to get there, and maybe if you could talk about incremental products that would play a part in that over the next cycle; and just to kind of tack onto that, how should we be thinking about marketing spend and potential revenue trajectory over the next couple quarters? Thank you very much.

Kyle Beilman

Maybe just starting with the first part of the question, in terms of the path to profitability, it really is generating a significant amount of operating leverage of the current cost structure. As I touched on in my remarks, we feel like we have a team in place that can support significant growth from here, that will really allow us to sort of see the benefits of that operating leverage.

On the variable margin side, or on the gross margin side, I feel like we have several levers there. We continue to believe that there is a large opportunity to really improve the economics of our portfolio through things like optimized pricing and better risk management. We have a new settlement program that we’re working on, that we think will also be additive to margins.

Additionally, I touched on some of the fraud leakage that we’ve seen in the ecosystem. That’s relatively new to the Company over the past 12 months, as we’ve kind of introduced the banking product into our ecosystem. So, just added focus there, we think will shore some of that up.

Kind of related to the banking product, the way that our pricing structures are sort of crafted with our partners, we’re not able to—we’re sort of not at the level of scale with that product at the moment that allows us to generate real substantial gross margin there, so we’re looking forward to driving that spend with Dave initiatives to really drive more scale and volume on that program to really drive margins.

Maybe, Jason, if you want to touch on any of the product development stuff that we’re working that we think is going to be sort of additive to the revenue profile, but what I’d just say about that is we feel like the fundamentals of our existing business and just the core product and services that we have, we can sort of grow our way to profitability pretty organically as we just sort of bring additional users into the ecosystem and just drive sort of better ARPU and LTV with the product enhancements of the core services that we’re really focused on over the next six months.

Jason Wilk

Yes, that’s right. Just to add to that, from a product perspective, what we’re working on really is that cross-attach from ExtraCash with Dave Banking. Now that we have that product synergy here, we’re really trying to double-down on people spending their ExtraCash with our Dave card, which we know is an indicator of longer term revenue per user, and ultimately direct deposit attach is something we want to do. The longer someone sticks around with us through banking, the bigger margin opportunity we have with them over time, they deliver more lifetime value.

The other piece we’re obviously working on is Credit Builder, which is a typically very expensive proposition for people to rebuild their credit, and we’ve had such a high amount of interest in Dave’s ability to roll that out to our consumers. So, more to come on that in future quarters.

Additionally, we have some interesting things we’ll be revealing about future improvements to Side Hustle, that we’re excited about, which we think will be more ways to drive more bank cross-attach, as well, and again make Dave more a one-stop-shop.

Lastly, I would just say we’re doing a lot of interesting things around just underwriting improvements to get customers approved for the exact amount they’re here and they’re looking for, and we think there are ways to do that by further incentivizing bank-related activity.

Sagiv Harmayer

That’s very helpful. Thank you again.

John Wilk

Thanks for the questions.

Operator

As there are no further questions, this concludes our question-and-answer session, which also concludes today’s conference. Thank you for attending today’s presentation. You may now disconnect.